Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rubio’s Restaurants, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Rubio’s Restaurants, Inc. dated April 14, 2006 of our report dated March 20, 2006, with respect to the consolidated balance sheets of Rubio’s Restaurants, Inc. and subsidiaries as of December 25, 2005 and December 26, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 25, 2005, which report appears in the December 25, 2005, annual report on Form 10-K of Rubio’s Restaurants, Inc.

 /s/ KPMG LLP

San Diego, California

April 14, 2006